Quad City Holdings, Inc.

                                Velie Plantation
                                 3551 7th Street

                                    Suite 204
                             Moline, Illinois 61265





                             Notice to Stockholders

Recently you received a copy of Quad City Holdings, Inc.'s annual report to stockholders which also included a copy of Quad City's Annual Report on Form 10-K that was to be filed with the Securities and Exchange Commission. We want to tell you about a development that occurred after the date of the mailing of the annual report to stockholders, but immediately prior to the actual filing of the Form 10-K with the Securities and Exchange Commission. The copy of the Form 10-K that you received stated in Item 3 that Quad City is not aware of any legal proceedings against it or its subsidiaries. Due to a very recent development, that statement is no longer correct. Following is the statement that Quad City has added to Item 3 of the Form 10-K that has now been filed with the Securities and Exchange Commission. Accordingly, the annual report to stockholders that you received is amended and supplemented by the following statement:

                  Bancard  is  the  holder  of  an  account  receivable  in  the approximate amount of $1,500,000 owing from PMT Services, Inc. ("PMT"). PMT is a subsidiary of Nova Corporation (trading symbol NIS on the New York Stock Exchange). This receivable arises pursuant to Bancard's provision of electronic credit card sales authorization and settlement services to PMT pursuant to a written contract that includes PMT's obligation to indemnify Bancard for credit card chargeback losses arising from those services. PMT has failed to timely pay Bancard for monthly invoices, including service charges and substantial chargeback losses, for the period of May, 2000 through September, 2000. Bancard intends to vigorously pursue collection of this receivable. On September 25, 2000, PMT filed a lawsuit in federal court in Los Angeles, California, against Bancard and Quad City. This lawsuit alleges tortious acts and breaches of contract by Bancard, Quad City and others and seeks recovery from Bancard and Quad City of not less than $3,600,000 of alleged actual damages, plus punitive damages. Bancard and Quad City first received a copy of the complaint on September 27, 2000 and, accordingly, have not had an opportunity to fully evaluate the allegations contained in the complaint. However, based on a preliminary evaluation of the complaint, Bancard and Quad City believe the allegations to be without merit and intend to vigorously defend the suit.

We apologize for any inconvenience or confusion this may have caused.




                                                              September 29, 2000